EXHIBIT 99 (a)(7)

FROM:        TALK AMERICA HOLDINGS, INC. (THE "COMPANY")
SUBJECT:     OFFER TO EXCHANGE OPTIONS
DATE:        OCTOBER 4, 2001


         You previously received various documents relating to the offer to exchange options for new options (the "Offer"), including the Offer to Exchange (the "Offer to Exchange"), the Memorandum from Talk America (the "Memorandum"), and the Offer to Exchange Options Election Form (the "Election Form"), each dated August 29, 2001, and the Supplement dated September 28, 2001.

         The Offer expired by its terms at 5:00 P.M. Eastern Daylight Time on October 3, 2001. Options to purchase a total of 5,814,633 shares of the Company's common stock were validly tendered by employees who elected to participate in the Offer in accordance with its terms, were accepted by the Company for cancellation and were cancelled on October 4, 2001. As provided in the Offer, the Company will grant new options ("New Options") in exchange for the validly tendered and accepted options. New Options will, as provided in the Offer, have an exercise price per share of 100% of the fair market value of Talk America's common stock, as reported on the principal market for such stock (currently the Nasdaq National Market) on the date of grant (the "Grant Date") during the 30-day period beginning on April 5, 2002.

         If you elected to participate in the Offer and tendered some or all of your options, you are entitled to receive New Options on the Grant Date to purchase the same number of shares of the Company's common stock as were underlying the options you tendered, on the terms and conditions described in the Offer to Exchange, provided you meet the requirements as of the Grant Date. The terms of your New Options will be set forth in a new stock option agreement between you and the Company, which will be provided to you on or promptly after the Grant Date.

         If you have any questions, please contact Jeff Schwartz at (215) 862-1097 or e-mail: jschwartz@talk.com.



Sincerely yours,

Talk America Holdings, Inc.